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                                  EXHIBIT 99
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                     Press Release Dated November 19, 1996
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[LOGO OF COMMERCIAL FEDERAL APPEARS HERE]

                                                                      EXHIBIT 99

                                                                    News Release

        November 19, 1996
Date:
        Stan R. Blakey
Contact:
        Vice President and Director of Investor Relations
        (402) 390-6553

FOR IMMEDIATE RELEASE
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               COMMERCIAL FEDERAL DECLARES A 3-FOR-2 STOCK SPLIT
                    AND A 5% INCREASE IN ITS CASH DIVIDEND

        Omaha, Nebraska (November 19, 1996)- Stockholders attending Commercial Federal Corporation's 1996 Annual Meeting were told that Commercial Federal's Board of Directors had authorized a three-for-two stock split in the form of a 50 percent stock dividend and an increase of 5 percent in the cash dividend payment. The new cash dividend rate of $0.07 per share will apply to the new shares issued as a result of the stock dividend. The stock and cash dividend will be payable to stockholders of record as of December 31, 1996, and will be paid on January 14, 1997.

        During the annual meeting, stockholders elected Robert D. Taylor and Aldo J. Tesi to two-year terms on the Corporation's Board of Directors to fill the unexpired terms of two directors who had resigned in August 1996. Mr. Taylor is a director and consultant with Taylor Financial, based in Wichita, Kansas, and formerly served as chairman of the board and chief executive officer of Railroad Financial Corporation. Mr. Tesi is the president of First Data Resources, and Omaha-based subsidiary of First Data Corporation. In addition, stockholders reelected Robert F. Krohn, Charles M. Lillis and Robert S. Milligan to three-year terms on the Corporation's Board of Directors. Mr. Krohn, a former chairman of the board of Commercial Federal, is vice chairman and chief executive officer of PSI Group, Inc. Mr.
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Lillis is president and chief executive officer of US West Media Group, based in
Denver, Colorado. Mr. Milligan is chairman of the board and chief executive officer of MI Industries, headquartered in Lincoln, Nebraska. Stockholders also approved the Company's 1996 Stock Option and Incentive Plan and voted not to approve a stockholder proposal regarding a sale or merger of the Company.

        Presiding at the meeting, William A. Fitzgerald, chairman of the board and chief executive officer, told stockholders that fiscal 1996 was a period of substantial growth for their Company. Growth was realized in terms of increased operating earnings, the size of the retail franchise and, most importantly, significantly enhanced stockholder value. Some of the highlights of Commercial Federal's 1996 fiscal year included:

        . Record operating earnings of $57.6 million--a 15 percent increase compared with the previous record high attained one year earlier;

        . The implementation of regular cash dividend payments to stockholders;

        . A 40 percent year-over-year increase in the market value of the Company's common stock, advancing from $27.25 at the end of fiscal 1995 to $38.25 at the end of fiscal 1996;

        . Increases of 22 percent in stockholders' equity and 16 percent in book value per common share;

        .       An increase of 10 percent in the size of the retail franchise;

        . The completion of two strategic acquisitions and, subsequent to the end of the fiscal year (on October 1, 1996), the completion of yet another acquisition; and

        . A 26 percent increase in the number of households served by Commercial Federal.





















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     Mr. Fitzgerald reported that fiscal 1997 was off to a very strong start as the Company had achieved a 19 percent increase in operating earnings in the first quarter of fiscal 1997 compared with the corresponding period one year earlier. The market value of Commercial Federal's common stock has further increased since the end of the 1996 fiscal year to reach an all-time high of $45.375, as of November 18, 1996-a 19 percent increase.

     Stockholders were apprised by Mr. Fitzgerald of the benefits of recent developments impacting Commercial Federal. These developments--the Company's repurchase of 1,250,100 shares of its common stock and the enactment of legislation to recapitalize the Savings Association Insurance Fund--will, management believes, significantly enhance future stockholder value. Mr. Fitzgerald also reported on the possible creation of a single charter for all financial institutions and provided an update on the Company's goodwill lawsuit. Both issues, he indicated, hold the potential for further benefit to stockholders.

     Commercial Federal Corporation is the parent of Commercial Federal Bank, a federal savings bank which operates 105 retail offices in Nebraska (34), Colorado (20), Kansas (25), Oklahoma (19) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."



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